Exhibit 4.40
Execution Version
LOAN ASSIGNMENT AGREEMENT
among
GIGAMEDIA ASIA PACIFIC LIMITED
and
INFOCOMM ASIA HOLDINGS PTE. LTD.
and
SPRING ASIA LIMITED
relating to
ASSIGNMENT OF SHAREHOLDER LOAN AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATIONS	3

2. ASSUMPTION OF RIGHTS AND INTERESTS	4

3. REPRESENTATIONS AND WARRANTIES	4

4. TERMINATION	5

5. MISCELLANEOUS	5

APPENDIX 1	9

APPENDIX 2	10

THIS LOAN ASSIGNMENT AGREEMENT (“Agreement”) is dated June 1, 2010 (the “Effective Date”) and made
AMONG:
(1)
GIGAMEDIA ASIA PACIFIC LIMITED (the “Lender”), a company duly organised and existing under the laws of the British Virgin Islands with its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O.Box 3152, Road Town, Tortola, British Virgin Islands;

(2)	INFOCOMM ASIA HOLDINGS PTE. LTD. (the “Borrower”), a company incorporated in Singapore with its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120; and

(3)
SPRING ASIA LIMITED (Certificate of Incorporation No. LL017149) (the “Assignee”), a company duly organised and existing under the laws of Labuan with its registered office at Lot 2 & 3, Level 3, Wisma Lazenda Jalan Kemajuan, 87000 Federal Territory of Labuan.

BACKGROUND:
(A)
WHEREAS, the Lender and the Borrower entered into the Shareholder Loan Agreement (as defined below) pursuant to which the Lender advanced a loan facility to the Borrower in an principal amount of US$7,000,000 (the “Loan”);

(B)	WHEREAS, the Lender and the Borrower entered into the Amendment to Shareholder Loan Agreement (as defined below); and

(C)
WHEREAS, the Lender desires to assign and transfer to the Assignee, and the Assignee wishes to accept the assignment and transfer from the Lender of, all of the Lender’s rights and interests as a lender under the Shareholder Loan Agreement.

THEREFORE, the Parties hereby agree as follows:
1.	DEFINITIONS AND INTERPRETATIONS
1.1	Definitions
“Amendment to Shareholder Loan Agreement” means the Amendment to Shareholder Loan Agreement dated June 1, 2010 between the Lender and the Borrower, as the same may be supplemented and amended from time to time in accordance with its terms, a copy of which is attached hereto as appendix 2;
“Assignment” shall have the meanings ascribed to it in clause 2.1;
“Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for business in the Singapore, Labuan and Taiwan;
“HKIAC” means Hong Kong International Arbitration Centre or its successor;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Loan” shall have the meanings set forth in paragraph A of the Recitals;
“Party” means the Lender, the Assignee or the Borrower respectively; “Parties” means the Lender, the Assignee and the Borrower collectively;
“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;
“Shareholder Loan Agreement” means the Shareholder Loan Agreement dated April 30, 2010 between the Lender and the Borrower, as the same may be supplemented and amended from time to time in accordance with its terms, a copy of which is attached hereto as appendix 1; and
“US$” shall mean the lawful currency of the United States of America.
1.2	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.
2.	ASSUMPTION OF RIGHTS AND INTERESTS
2.1
Effective as of the Effective Date, the Lender hereby assigns and transfers to the Assignee all of its rights and interests as the lender under the Shareholder Loan Agreement and the Amendment to Shareholder Loan Agreement (the “Assignment”). Such assigned and transferred rights and interests include but not limited to its rights and interests with respect to the outstanding principal amount of US$7,000,000 and the interest accruing in accordance with the Shareholder Loan Agreement and the Amendment to Shareholder Loan Agreement on and after the Effective Date.

2.2
Effective as of the Effective Date, the Borrower accepts the Assignment and assumes and agrees to perform toward the Assignee, as and when due, any and all obligations of the Borrower under the Shareholder Loan Agreement and the Amendment to Shareholder Loan Agreement.

3.	REPRESENTATIONS AND WARRANTIES
Each Party, severally and not jointly, represents and warrants that:
(A)	It is a duly organised and validly existing legal person in good standing under the laws of its jurisdiction of incorporation or establishment.
(B)	It possesses full power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.
(C)	The execution and performance of this Agreement will not constitute a breach or violation of any material contract or agreement to which it is a party.

(D)
It is in compliance with all material laws, regulations and governmental orders, and all interpretations thereof, of all governmental authorities having jurisdiction over it, its business, finances, operations, property or any other matter.

(E)
Its representative, whose signature is affixed hereto, has been fully authorised to sign this Agreement on its behalf pursuant to a valid power of attorney or board of directors’ resolution, as the case may be.

(F)	This Agreement shall constitute its legal, valid and binding obligation as of the Effective Date.
4.	TERMINATION
4.1	This Agreement may be terminated by written agreement among the Parties.
5.	MISCELLANEOUS
5.1
Notice. All notices, requests, demands and other communications to be given or delivered under or by reason of this Agreement shall be in writing (which shall include notice by facsimile or like transmission) and shall be deemed given:

(A)	if delivered by hand, on the day it is delivered, or on the next Business Day if delivery is made on a non-Business Day or after the business hours of a Business Day;
(B)
if sent by facsimile, on the day when transmittal confirmation is received, or on the next Business Day if the facsimile is transmitted on a non-Business Day or after the business hours on a Business Day;

(C)
if sent by certified or registered air mail, on the seventh Business Day following its being deposited at a local postal service provider for mailing if the address of the addressee for notice is in the same country as the place of mailing, or otherwise, on the tenth Business Day following its being deposited at a local postal service provider for mailing, to the Parties at the following addresses (or addresses as notified by the Parties in writing from time to time):

For Lender:	GigaMedia Asia Pacific Limited
Address	Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O.Box 3152, Road Town, Tortola, British Virgin Islands
Attention	CEO

With copies to:	GigaMedia Limited
Address	The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong
Telephone Number	+852 3166 9830
Facsimile Number	+852 3166 9831

Attention:	General Counsel

For Borrower:	Infocomm Asia Holdings Pte. Ltd.
Address	28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120
Facsimile Number	+65 6898 8881
Telephone Number	+65 6898 8881
Attention:	CEO

For Assignee:	Spring Asia Limited
Address	Lot 2 & 3, Level 3, Wisma Lazenda Jalan Kemajuan, 87000 Federal Territory Of Labuan
Attention:	General Counsel
5.2
Governing Law. Matters regarding the execution, validity, interpretation and performance of this Agreement as well as settlements of disputes arising hereunder, shall be governed by the published and publicly available laws and regulations of Hong Kong and the treaties and other international agreements to which Hong Kong is a party.

5.3	Dispute Resolution
(A)
The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Contract through friendly consultations between the Parties. But, if no settlement is reached within thirty (30) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this Article, then any such dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity thereof, shall be settled by arbitration by the HKIAC in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Article. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Contract including additions to the UNCITRAL Arbitration Rules as are therein contained.

(B)
The place of arbitration shall be in Hong Kong at the HKIAC. The arbitration proceedings will be conducted in English. The arbitration panel will consist of three (3) members. Each Party shall select one (1) arbitrator. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys’ fees) shall be borne by the losing Party, unless otherwise determined by the arbitration award.

(C)
In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.
(D)
Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

5.4
Entire agreement. This Agreement, together with the Shareholder Loan Agreement as altered hereby and the exhibits and the schedules hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements (except for untrue or fraudulent statements). Each Party has only relied on the representations, warranties, understandings and specifications contained in this Agreement in reaching its decision to execute this Agreement and to enter into the transactions contemplated hereby.

5.5
Severability. If any provision of this Agreement shall be held invalid, illegal, voidable, unenforceable or unconscionable, to any extent by any court, tribunal or governmental authority with competent jurisdiction, such parts shall be deemed as having been severed from this Agreement and the remainder of this Agreement shall continue to be effective. If any provision is deemed unenforceable, both Parties shall replace it with a similar provision agreed on through negotiation to reflect the original intention of the Parties to the greatest extent permitted by law.

5.6
No waiver. A Party’s failure to exercise, exercise with delay or exercise in part its rights under this Agreement, shall not be deemed to constitute a waiver of its other rights or all rights under this Agreement. A Party’s waiver of its rights in respect of a breach by the other Party of this Agreement in one particular situation shall not be deemed to have waived such Party’s rights against the other Party for a similar breach of this Agreement in other situations.

5.7	Counterpart execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
5.8
No third party beneficiary. Except to the extent otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns any rights, benefits or obligations hereunder.

5.9	Costs. Each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of any documents referred to in it.
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This Agreement is executed by the authorized representatives of each Party as of the date first written above.

GIGAMEDIA ASIA PACIFIC LIMITED

By:
Name:
Title:

INFOCOMM ASIA HOLDINGS PTE. LTD.

By:
Name:
Title:

SPRING ASIA LIMITED

By:
Name:
Title:

APPENDIX 1
COPY OF SHAREHOLDER LOAN AGREEMENT

APPENDIX 2
COPY OF AMENDMENT TO SHAREHOLDER LOAN AGREEMENT